Exhibit 10.10

UNLOCK THE UNKNOWN

August 19, 2019

Tom Hanson

1245 Glenrose Crescent
Oakville, Ontario

L6M 3Y5

Dear Tom,

At The Sky Guys, we appreciate all you do to support our success. That is why we would like to advise you of the following changes to your compensation package:

Effective August 16th, 2019

●	Annual base pay increase to $110,000 per year

●	Bonus eligibility remains at $10,000 per year and is subject to terms of employment contract

Effective January 1st, 2020, or after successful equity financing of at least $200,000 CAD, whichever comes first

●	Annual base pay increase to $150,000 per year

●	Annual bonus eligibility increase to $30,000 per year subject to terms of employment agreement. Eligibility for the Bonus would be based on two achievements as follows;

1.	$10,000 of the bonus would be subject to company and personal performance and is not subject to the achievement of item #2 below.

2.	$20,000 of the bonus would be subject to the below:

●	One hundred percent eligibility for this. bonus would entail:

1.	The company raising a minimum of $500,000 CAD in equity financing from year to date of January 1, 2020; and

2.	The company revenue hitting a minimum of $500,000 CAD year to date of January 1, 2020.

We appreciate your continuing contribution to the success of The Sky Guys.

Warm Regards,

/s/ Stuart Henderson
Stuart Henderson, Director

cc: HR file